Exhibit 99.1

News Release

The Boeing Company 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com

Boeing Fourth-Quarter EPS Doubles; Revenue up 26%; 2007 EPS Outlook Raised

•	Fourth-quarter EPS grew 122 percent to $1.29 per share; adjusted EPS* rose 57 percent to $1.16 per share; revenue increased 26 percent to $17.5 billion

•	2006 EPS totaled $2.85 per share; adjusted EPS* grew 51 percent to $3.62 per share; revenue rose 15 percent to a record $61.5 billion

•	Cash flow generation increased to a record $7.5 billion

•	Backlog expanded to a record level of $250 billion

•	2007 EPS outlook raised to between $4.55 and $4.75 per share; 2008 EPS guidance set at $5.55 to $5.75 per share

Table 1. Summary Financial Results

	4th Quarter				Full Year
(Millions, except per share data)	2006	2005	Change		2006	2005	Change
Revenues	$17,541	$13,901	26%		$61,530	$53,621	15%
Earnings From Operations	$1,152	$544	112%		$3,014	$2,812	7%
Operating Margin	6.6%	3.9%	2.7	Pts	4.9%	5.2%	(0.3	)Pts
Reported Net Income	$989	$460	115%		$2,215	$2,572	(14)%
Reported Earnings per Share	$1.29	$0.58	122%		$2.85	$3.20	(11)%
Adjusted Earnings per Share * [1]	$1.16	$0.74	57%		$3.62	$2.39	51%
Operating Cash Flow (after pension contributions)	$2,441	$2,387	2%		$7,499	$7,000	7%

[1]	Adjusted EPS* excludes $0.14 in tax-related benefits in 4Q2006, a divestiture-related charge of $0.16 in 4Q2005, and other smaller adjustments on page 16. Adjusted EPS* for 2006 excludes a $0.75 charge for global settlement, a $0.24 charge for Connexion and a $0.21 tax-related benefit; 2005 excludes tax-related benefits of $0.76, divestiture-related benefits of $0.03 and smaller items on page 17.
*	Non-GAAP measure. A complete definition and reconciliation of Boeing’s use of non-GAAP measures, identified by an asterisk (*), is found on page 9, “Non-GAAP Measure Disclosure.”

CHICAGO, Jan. 31, 2007 – The Boeing Company [NYSE: BA] fourth quarter net earnings more than doubled to $989 million, or $1.29 per share, from $460 million, or $0.58 per share, a year ago (Table 1). Adjusted earnings per share*, removing effects of tax benefits and discontinued businesses, rose 57 percent to $1.16 per share.

Boeing boosted its 2007 earnings per share guidance to between $4.55 and $4.75, and set its 2008 guidance at between $5.55 and $5.75, reflecting expected strong revenue growth and expanding margins across its businesses. The company’s 2007 R&D forecast is unchanged and R&D spending is expected to decline in 2008.

“2006 was a very good year for Boeing. We achieved new records in revenue, cash flow and backlog, and overcame some meaningful challenges by focusing on improving productivity and meeting our commitments,” said Boeing Chairman, President and Chief Executive Jim McNerney. “This focus on performance gives us the confidence to set high expectations for 2007 and 2008.”

Boeing’s fourth-quarter revenue rose 26 percent to $17.5 billion on double-digit growth in its Commercial Airplanes and Integrated Defense Systems businesses. The 57 percent increase in fourth-quarter adjusted EPS* was due to strong business performance, partially offset by an additional charge on the Airborne Early Warning & Control (AEW&C) program. Operating cash flow for the quarter was $2.4 billion driven by strong earnings growth and a large volume of commercial airplane orders (Table 2).

For 2006, the company’s reported earnings totaled $2.85 per share, down from $3.20, while revenue rose 15 percent to $61.5 billion. Adjusted EPS* for the year grew 51 percent to $3.62 per share. Record operating cash flow of $7.5 billion provided outstanding liquidity to the company, while free cash flow* increased to $5.8 billion.

Table 2. Cash Flow

	4th Quarter		Full Year
(Millions)	2006	2005	2006	2005
Operating Cash Flow [1]	$2,441	$2,387	$7,499	$7,000
Less Additions to Property, Plant & Equipment	$(588)	$(473)	$(1,681)	$(1,547)

Free Cash Flow*	$1,853	$1,914	$5,818	$5,453

[1]	Includes Global Settlement payment of $615 million and Connexion shutdown costs totaling $320 million in the 3rd and 4th quarters of 2006.

Reflecting a second consecutive year of record commercial airplane orders, Boeing’s backlog at year-end also reached a record level. The backlog rose to $250 billion, up 22 percent for the year.

Cash and investments in marketable securities totaled $9.3 billion at year end, up from $8.2 billion at the end of the third quarter (Table 3). Principal uses of cash during the quarter included $444 million for share repurchases, retirement of $583 million of maturing debt, and planned investment increases in Boeing’s core businesses.

The company spent $2.0 billion repurchasing 25.0 million shares during the year. This leaves $2.4 billion remaining available under the current repurchase authorization. During 2006, the company also contributed $526 million to its pension plans and retired approximately $1 billion of maturing debt.

In December, Boeing’s board of directors increased the quarterly dividend by 17 percent to $0.35 per share, or $1.40 annually, based on the company’s strong operating performance and outlook, excellent cash generation and commitment to delivering value to shareholders.

Table 3. Cash, Marketable Securities and Debt Balances

	Quarter-End
(Billions)	4Q06	3Q06
Cash	$6.1	$5.2
Marketable Securities[1]	$3.2	$3.0

Total	$9.3	$8.2

Debt Balances:
The Boeing Company	$3.9	$4.4
Boeing Capital Corporation	$5.6	$5.7

Total Consolidated Debt	$9.5	$10.1

[1]	Marketable securities consists primarily of investments in high-quality fixed-income and asset-backed securities classified as “short-term investments” and “investments.”

Segment Results

Commercial Airplanes

Boeing Commercial Airplanes (BCA) fourth-quarter revenues increased 37 percent to $7.6 billion driven by a 41 percent increase in airplane deliveries and higher services revenue (Table 4). BCA operating earnings doubled to $665 million. Margins expanded to 8.7 percent due to higher operating leverage and productivity improvements, partially offset by planned R&D spending increases and the absence of supplier development cost-sharing payments.

For the year, BCA deliveries rose 37 percent to 398 airplanes and revenue rose 33 percent to $28.5 billion. Operating earnings grew 91 percent to $2.7 billion as margins reached 9.6 percent.

Table 4. Commercial Airplanes Operating Results

(Millions, except deliveries & margin percent)	4th Quarter		% Change		Full Year		% Change
	2006	2005			2006	2005
Commercial Airplanes Deliveries	103	73	41%		398	290	37%

Revenues	$7,606	$5,534	37%		$28,465	$21,365	33%
Earnings from Operations	$665	$330	102%		$2,733	$1,431	91%

Operating Margins	8.7%	6.0%	2.7	Pts	9.6%	6.7%	2.9	Pts

Contractual backlog rose to a record $174 billion, increasing 40 percent during the year to more than six times current annual BCA revenues. BCA booked 320 gross orders during the quarter and a record 1,050 during the year. Net orders for 2006 were a record 1,044 airplanes. For the second consecutive year, the 737 program achieved a record tally, bringing in 729 net orders. Boeing twin-aisle airplanes had another strong order year, with the 747 program achieving its highest order total since 1990.

The 787 Dreamliner program has won 452 firm orders from 36 customers since program launch in 2004. Important milestones were achieved during the fourth quarter, including validation of the manufacturing plan which culminated in a “virtual rollout” in December. The program continues to address pressures with respect to weight and supplier implementation. Flight testing of the Dreamliner begins this year, with entry into service scheduled for May 2008. Boeing continues to expect the 787 will be delivered on time and in accord with its contractual obligations.

Integrated Defense Systems

Boeing Integrated Defense Systems (IDS) revenues increased 18 percent during the quarter to a record $9.7 billion on higher volume across all segments (Table 5). Operating margins were 10.6 percent driven by strong execution and productivity improvements, offset by revised cost estimates on the AEW&C program totaling $274 million which reduced fourth-quarter IDS operating margins by 2.8 points.

IDS revenues grew 4 percent in 2006 to a record $32.4 billion driven by growth in Precision Engagement & Mobility Systems and Support Systems. Operating margins were 9.3 percent due to strong performance across IDS’s balanced portfolio of programs, after a 2.4 point reduction for AEW&C. In 2005, IDS operating margins were 12.6 percent, including a 1.9 point benefit from gains on divestitures.

Table 5. Integrated Defense Systems Operating Results

	4th Quarter		% Change		Full Year		% Change
(Millions, except margin percent)	2006	2005			2006	2005
Revenues
Precision Engagement & Mobility Systems	$4,318	$3,754	15%		$14,350	$13,510	6%
Network & Space Systems	$3,425	$2,886	19%		$11,980	$12,254	(2)%
Support Systems	$1,944	$1,588	22%		$6,109	$5,342	14%

Total IDS Revenues	$9,687	$8,228	18%		$32,439	$31,106	4%

Earnings (Loss) from Operations
Precision Engagement & Mobility Systems	$296	$521	(43)%		$1,238	$1,755	(29)%
Network & Space Systems	$469	$191	146%		$958	$1,399	(32)%
Support Systems	$262	$225	16%		$836	$765	9%

Total IDS Earnings from Operations	$1,027	$937	10%		$3,032	$3,919	(23)%

Operating Margins	10.6%[1]	11.4%	(0.8	)Pts	9.3%[1]	12.6%	(3.3	)Pts

[1]	Reflects reductions of 2.8 points in the quarter and 2.4 points for the full year due to increased costs on AEW&C.

Precision Engagement & Mobility Systems revenue grew 15 percent to $4.3 billion for the quarter on higher deliveries and volume on the F-15 and Chinook programs. Overall program performance was strong, yet operating margins were 6.9 percent for the quarter due to the charge mentioned above, which reduced PE&MS operating margins by 6.3 points.

Network & Space Systems achieved significant milestones on several key development programs including Future Combat Systems (FCS), Family of Beyond-line-of-sight Terminals (FAB-T), Ground-based Midcourse Defense (GMD), Airborne Laser and proprietary programs. The company also completed the United Launch Alliance joint venture during the quarter. Fourth-quarter revenues increased 19 percent to $3.4 billion driven in part by a new Delta IV launch capability services contract. Operating margins increased to 13.7 percent in the quarter driven by strong earnings on FCS and Delta IV, further boosted by a post-closing adjustment on the divestiture of Electron Dynamic Devices, Inc.

Support Systems again generated strong profits on its broad portfolio of services and logistics programs. Revenues for the quarter increased 22 percent to $1.9 billion while operating earnings increased 16 percent to $262 million resulting in 13.5 percent operating margins. Results were driven by higher volume on integrated logistics programs; international support programs; and maintenance, modification and upgrade programs such as AC-130 and KC-10.

IDS’ backlog at quarter-end increased to $75.7 billion. For the year, backlog declined 6 percent as progress continued on large multi-year contracts. Contractual backlog grew 16 percent during the year to $42.3 billion while unobligated backlog declined to $33.4 billion.

Boeing Capital Corporation

Boeing Capital Corporation (BCC) continued to deliver strong financial performance while reducing portfolio risk (Table 6). For the quarter, BCC delivered pre-tax earnings of $37 million driven by continued strong financing portfolio performance and aircraft finance restructurings. BCC’s portfolio balance at the end of the fourth quarter was $8.0 billion, down from $8.2 billion at the end of the third quarter and $9.2 billion in the fourth quarter of 2005 on normal portfolio run-off, asset sales and depreciation. Despite the smaller portfolio size, revenues for the fourth quarter increased slightly to $241 million due to aircraft finance restructurings. For the year, BCC revenues grew 6 percent to $1.0 billion, and pre-tax income increased 25 percent to a record $291 million.

BCC contributed $60 million in cash dividends to the company during the quarter and $344 million in cash for the year. BCC recorded leverage of 5.0-to-1, as measured by the ratio of debt-to-equity.

Table 6. Boeing Capital Corporation Operating Results

	4th Quarter		% Change	Full Year		% Change
(Millions)	2006	2005		2006	2005
Revenues	$241	$238	1%	$1,025	$966	6%
Pre-Tax Income	$37	$40	(8)%	$291	$232	25%

Additional Information

The “Other” segment consists primarily of Boeing Engineering, Operations and Technology and the Connexion business, as well as certain results related to the consolidation of all business units. As previously disclosed, the company decided to exit its Connexion business which resulted in a pre-tax charge of $40 million in the quarter, or $0.03 per share. Other segment losses from operations grew to $93 million in the fourth quarter, up from $73 million in the same period last year.

Pre-tax (non-cash) pension expense for the quarter was $221 million, down from $451 million in the same period of 2005 which included pension settlement and curtailment expenses related to the sale of our Rocketdyne operations. Unallocated share-based-plans expense was $140 million, down 23 percent from the same period of 2005 due to changes in the company’s long-term compensation plans implemented at the beginning of 2006.

Boeing’s pension plans are 101 percent funded on a projected benefit obligation basis, and cash contribution requirements for the pension plans are expected to be modest over the next few years. As previously disclosed, shareholders’ equity was reduced by approximately $6.5 billion at the end of the year to reflect implementation of new accounting rules for pensions and other post-retirement benefits (SFAS 158).

Outlook

The company expects continued growth in 2007 and 2008 that reflects strong performance from its core businesses, higher commercial airplane deliveries, leveling R&D, and companywide productivity gains (Table 7).

Boeing’s revenue guidance for 2007 is now between $64.5 billion and $65 billion, reflecting completion of the United Launch Alliance transaction. For 2008, the company expects revenues between $71 and $72 billion. The 2007 earnings per share guidance is being raised to between $4.55 and $4.75 per share. EPS guidance for 2008 is set at between $5.55 and $5.75 per share. Operating cash flow for 2007 is now expected to be greater than $4 billion, as portions of cash flow previously expected in 2007 accelerated into the $7.5 billion achieved in 2006. Cash flow for 2008 is expected to again exceed $7 billion.

Commercial Airplanes’ 2007 delivery guidance remains 440 to 445 airplanes and is completely sold out. Revenue guidance for 2007 remains between $32.5 and $33 billion, and operating margin guidance remains at greater than 10 percent. Airplane deliveries in 2008 are expected to rise to between 515 and 520 airplanes and are essentially sold out. Commercial Airplanes’ revenue in 2008 is expected to grow to between $39 billion and $40 billion accompanied by margin expansion to approximately 11 percent. The company expects airplane deliveries in 2009 to be higher than in 2008.

IDS revenue guidance for 2007 is approximately $31 billion, and now excludes approximately $1 billion of launch business revenue due to the change to equity method accounting following completion of the ULA joint venture. Operating margins are expected to expand to approximately 11 percent in 2007. For 2008, IDS expects revenue to grow to between $32 billion and $33 billion, with operating margins of approximately 11 percent.

Boeing’s research and development forecast for 2007 is unchanged at between $3.2 billion and $3.4 billion. Research and development spending is expected to decline in 2008 to between $2.8 billion and $3.0 billion. Annual capital expenditures are expected to be approximately $1.6 billion in 2007 and in 2008.

The company’s non-cash pension expense is expected to be approximately $1.1 billion for 2007 and approximately $0.9 billion for 2008. The company expects pension expense to continue to decline after the guidance period with 2009 pension expense likely to be approximately half of the 2008 level. Discretionary cash funding of Boeing’s pension plans is expected to be approximately $500 million in each of 2007 and 2008, though the company will continue to evaluate making additional discretionary contributions to its pension plans.

Table 7. Financial Outlook

(Billions, except per share data)	2007	2008
The Boeing Company
Revenues	$64.5 - $65.0	$71 - $72
Earnings Per Share (GAAP)	$4.55 - $4.75	$5.55 - $5.75
Operating Cash Flow[1]	> $4	> $7

Boeing Commercial Airplanes
Deliveries	440 - 445	515 - 520
Revenues	$32.5 - $33	$39 - $40
Operating Margin	> 10%	~ 11%

Integrated Defense Systems
Revenues
Precision Engagement & Mobility Systems	~ $13.5	Steady
Network & Space Systems	~ $11.0	Moderate Growth
Support Systems	~ $6.5	Moderate Growth

Total IDS Revenues	~ $31	$32 - $33

Operating Margin
Precision Engagement & Mobility Systems	~ 12.5%	Low Double Digit
Network & Space Systems	~ 8%	High Single Digit
Support Systems	~ 13%	Low Double Digit

Total IDS Operating Margin	~ 11%	~ 11%

Boeing Capital Corporation
Portfolio Size	Lower	Lower
Revenue	~ $0.8	~ $0.8
Return on Assets	> 1.0%	> 1.0%

Research & Development	$3.2 - $3.4	$2.8 - $3.0
Capital Expenditures	~ $1.6	~ $1.6

[1]	After forecast pension contributions of $0.5 billion in 2007 and $0.5 billion in 2008.

Non-GAAP Measure Disclosure

Management believes that the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by an asterisk *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently. The following definitions are provided:

Free Cash Flow

Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment, additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow internally to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Adjusted Earnings per Share

Adjusted earnings per share is defined as GAAP diluted earnings per share adjusted for certain significant charges or credits. Management believes adjusted earnings per share are important to understanding the company’s on-going operations and provide additional insights into underlying business performance. Significant charges or credits are described in the attachments to this release which provide reconciliations between GAAP earnings per share and adjusted earnings per share.

Forward-Looking Information Is Subject to Risk and Uncertainty

Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements in this press release include, among others, statements regarding future results as a result of our growth and productivity initiatives, our 2007 and 2008 financial outlook and the benefits of the new IDS structure. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of major airline customers and non-airline customers (such as the U.S. Government); adverse developments in the value of collateral securing customer and other financings; the occurrence of any significant collective bargaining labor dispute; our successful execution of internal performance plans including our company-wide growth and productivity initiatives, production rate increases and decreases (including any reduction in or termination of an aircraft product), availability of raw materials, acquisition and divestiture plans, and other cost-reduction and productivity efforts; charges from any future SFAS No. 142 review; ability to meet development, production and certification schedules for the 787 program; technical or quality issues in development programs (affecting schedule and cost estimates) or in the satellite industry; an adverse development in rating agency credit ratings or assessments; the actual outcomes of certain pending sales campaigns and the timely launch of the 787 program and U.S. and foreign government procurement activities, including the uncertainty associated with the procurement of tankers by the U.S. Department of Defense (DoD) and funding of the C-17 program; the cyclical nature of some of our businesses; unanticipated financial market changes which may impact pension plan assumptions; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; performance issues with key suppliers, subcontractors and customers; significant disruption to air travel worldwide (including future terrorist attacks); global trade policies; worldwide political stability; domestic and international economic conditions; price escalation; the outcome of political and legal processes, changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government or commercial contracts due to unilateral government or customer action or failure to perform; legal, financial and governmental risks related to international transactions; legal and investigatory proceedings; tax settlements with the IRS and various states; U.S. Air Force review of previously awarded contracts; costs associated with the exit of the Connexion by Boeing business; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in our SEC filings, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006.

# # #

Contact:

Investor Relations: David Dohnalek or Rob Young (312) 544-2140

Communications:    Anne Eisele or Todd Blecher (312) 544-2002

The Boeing Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in millions except per share data)	Twelve months ended December 31		Three months ended December 31

	2006	2005	2006	2005
Sales of products	$52,644	$44,174	$15,105	$11,576
Sales of services	8,886	9,447	2,436	2,325

Total revenues	61,530	53,621	17,541	13,901

Cost of products	(42,490)	(36,858)	(12,180)	(10,056)
Cost of services	(7,594)	(7,767)	(2,185)	(1,717)
Boeing Capital Corporation interest expense	(353)	(359)	(86)	(93)

Total costs and expenses	(50,437)	(44,984)	(14,451)	(11,866)

	11,093	8,637	3,090	2,035

Income from operating investments, net	146	88	51	20
General and administrative expense	(4,171)	(4,228)	(1,094)	(939)
Research and development expense	(3,257)	(2,205)	(937)	(601)
(Loss)/gain on dispositions/business shutdown, net	(226)	520	42	29
Settlement with U.S. Department of Justice, net of accruals	(571)

Earnings from operations	3,014	2,812	1,152	544
Other income, net	420	301	124	117
Interest and debt expense	(240)	(294)	(37)	(53)

Earnings before income taxes	3,194	2,819	1,239	608
Income tax expense	(988)	(257)	(259)	(144)

Net earnings from continuing operations	2,206	2,562	980	464
Cumulative effect of accounting change, net of taxes of $10 and $(2)		17		(4)
Net gain/(loss) on disposal of discontinued operations, net of taxes of $5 and $(5)	9	(7)	9

Net earnings	$2,215	$2,572	$989	$460

Basic earnings per share from continuing operations	$2.88	$3.26	$1.29	$0.61
Cumulative effect of accounting change, net of taxes		0.03		(0.01)
Net gain/(loss) on disposal of discontinued operations, net of taxes	0.01	(0.02)	0.01

Basic earnings per share	$2.89	$3.27	$1.30	$0.60

Diluted earnings per share from continuing operations	$2.84	$3.19	$1.28	$0.59
Cumulative effect of accounting change, net of taxes		0.02		(0.01)
Net gain/(loss) on disposal of discontinued operations, net of taxes	0.01	(0.01)	0.01

Diluted earnings per share	$2.85	$3.20	$1.29	$0.58

Cash dividends paid per share	$1.20	$1.00	$0.30	$0.25

Weighted average diluted shares (millions)	787.6	802.9	782.5	791.6

The Boeing Company and Subsidiaries

Consolidated Statements of Financial Position

(Unaudited)

(Dollars in millions except per share data)	December 31 2006	December 31 2005
Assets
Cash and cash equivalents	$6,118	$5,412
Short-term investments	268	554
Accounts receivable, net	5,285	5,246
Current portion of customer financing, net	370	367
Deferred income taxes	2,837	2,449
Inventories, net of advances and progress billings	8,105	7,878

Total current assets	22,983	21,906
Customer financing, net	8,520	9,639
Property, plant and equipment, net of accumulated depreciation of $11,635 and $11,272	7,675	8,420
Goodwill	3,047	1,924
Prepaid pension expense		13,251
Other acquired intangibles, net	1,698	875
Deferred income taxes	1,051	140
Investments	4,085	2,852
Other assets, net of accumulated amortization of $272 and $204	2,735	989

	$51,794	$59,996

Liabilities and Shareholders’ Equity
Accounts payable and other liabilities	$16,201	$16,513
Advances and billings in excess of related costs	11,449	9,868
Income taxes payable	670	556
Short-term debt and current portion of long-term debt	1,381	1,189

Total current liabilities	29,701	28,126
Deferred income taxes		2,067
Accrued retiree health care	7,671	5,989
Accrued pension plan liability	1,135	2,948
Other long-term liabilities	391	269
Long-term debt	8,157	9,538
Shareholders’ equity:
Common shares, par value $5.00 - 1,200,000,000 shares authorized;
Shares issued - 1,012,261,159 and 1,012,261,159	5,061	5,061
Additional paid-in capital	4,655	4,371
Treasury shares, at cost – 223,522,177 and 212,090,978	(12,459)	(11,075)
Retained earnings	18,453	17,276
Accumulated other comprehensive loss	(8,217)	(1,778)
ShareValue Trust Shares – 30,903,026 and 39,593,463	(2,754)	(2,796)

Total shareholders’ equity	4,739	11,059

	$51,794	$59,996

The Boeing Company and Subsidiaries

Business Segment Data

(Unaudited)

(Dollars in millions)	Twelve months ended December 31		Three months ended December 31

	2006	2005	2006	2005
Sales and other operating revenues:
Commercial Airplanes	$28,465	$21,365	$7,606	$5,534
Integrated Defense Systems:
Precision Engagement and Mobility Systems	14,350	13,510	4,318	3,754
Network and Space Systems	11,980	12,254	3,425	2,886
Support Systems	6,109	5,342	1,944	1,588

Total Integrated Defense Systems	32,439	31,106	9,687	8,228
Boeing Capital Corporation	1,025	966	241	238
Other	299	657	81	70
Accounting differences/eliminations	(698)	(473)	(74)	(169)

Sales and other operating revenues	$61,530	$53,621	$17,541	$13,901

Earnings from operations:
Commercial Airplanes	$2,733	$1,431	$665	$330
Integrated Defense Systems:
Precision Engagement and Mobility Systems	1,238	1,755	296	521
Network and Space Systems	958	1,399	469	191
Support Systems	836	765	262	225

Total Integrated Defense Systems	3,032	3,919	1,027	937
Boeing Capital Corporation	291	232	37	40
Other	(738)	(363)	(93)	(73)
Unallocated expense	(1,733)	(2,407)	(484)	(690)
Settlement with U.S. Department of Justice, net of accruals	(571)

Earnings from operations	3,014	2,812	1,152	544
Other income, net	420	301	124	117
Interest and debt expense	(240)	(294)	(37)	(53)

Earnings before income taxes	3,194	2,819	1,239	608
Income tax expense	(988)	(257)	(259)	(144)

Net earnings from continuing operations	2,206	2,562	980	464
Cumulative effect of accounting change, net of taxes of $10 and $(2)		17		(4)
Net gain(loss) on disposal of discontinued operations, net of taxes of $5 and $(5)	9	(7)	9

Net earnings	$2,215	$2,572	$989	$460

Research and development expense:
Commercial Airplanes	$2,390	$1,302	$722	$381
Integrated Defense Systems:
Precision Engagement and Mobility Systems	404	440	107	112
Network and Space Systems	301	334	76	76
Support Systems	86	81	23	21

Total Integrated Defense Systems	791	855	206	209
Other	76	48	9	11

Total research and development expense	$3,257	$2,205	$937	$601

	Twelve months ended December 31		Three months ended December 31
Unallocated expense	2006	2005	2006	2005
Share-based plans expense	$(680)	$(999)	$(140)	$(182)
Deferred compensation expense	(211)	(186)	(80)	(47)
Pension	(369)	(846)	(67)	(334)
Post-retirement	(103)	(5)	(43)	37
Capitalized interest	(48)	(47)	(15)	(4)
Other	(322)	(324)	(139)	(160)

Total	$(1,733)	$(2,407)	$(484)	$(690)

The Boeing Company and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in millions)	Year ended December 31 2006	Year ended December 31 2005
Cash flows - operating activities:
Net earnings	$2,215	$2,572
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	743	1,036
Depreciation	1,445	1,412
Amortization of other acquired intangibles	100	91
Amortization of debt discount/premium and issuance costs	14	23
Pension expense	746	1,225
Investment/asset impairment charges, net	118	83
Customer financing valuation provision	32	73
Loss/(gain) on disposal of discontinued operations, net	(14)	12
Loss/(gain) on dispositions/business shutdown, net	226	(520)
Other charges and credits, net	82	129
Excess tax benefits from share-based payment arrangements	(395)	(70)
Changes in assets and liabilities –
Accounts receivable	(244)	(592)
Inventories, net of advances and progress billings	444	(1,965)
Accounts payable and other liabilities	(744)	963
Advances and billings in excess of related costs	1,739	3,562
Income taxes receivable, payable and deferred	933	628
Other long-term liabilities	(62)	(476)
Prepaid pension expense	(522)	(1,862)
Other acquired intangibles, net		11
Accrued retiree health care	114	30
Customer financing, net	718	589
Other	(189)	46

Net cash provided by operating activities	7,499	7,000

Cash flows - investing activities:
Discontinued operations customer financing, reductions		2
Property, plant and equipment, additions	(1,681)	(1,547)
Property, plant and equipment, reductions	225	51
Acquisitions, net of cash acquired	(1,854)	(172)
Proceeds from dispositions of discontinued operations		33
Proceeds from dispositions	123	1,676
Contributions to investments	(2,815)	(2,866)
Proceeds from investments	2,850	2,725
Other	(34)

Net cash used by investing activities	(3,186)	(98)

Cash flows - financing activities:
New borrowings	1
Debt repayments	(1,681)	(1,378)
Stock options exercised, other	294	348
Excess tax benefits from share-based payment arrangements	395	70
Common shares repurchased	(1,698)	(2,877)
Dividends paid	(956)	(820)

Net cash used by financing activities	(3,645)	(4,657)

Effect of exchange rate changes on cash and cash equivalents	38	(37)

Net increase in cash and cash equivalents	706	2,208
Cash and cash equivalents at beginning of year	5,412	3,204

Cash and cash equivalents at end of year	$6,118	$5,412

Non-cash investing and financing activities:
Capital lease obligations incurred	$357

The Boeing Company and Subsidiaries

Operating and Financial Data

(Unaudited)

Deliveries	Twelve months ended December 31				Three months ended December 31
Commercial Airplanes	2006		2005		2006	2005
717	5	(3)	13	(5)		4	(2)
737 Next-Generation	302		212		79	52
747	14		13		3	4
757			2
767	12		10		3	3
777	65		40		18	10

Total	398		290		103	73

Note: Commercial Airplanes deliveries by model include deliveries under operating lease, which are identified by parentheses.

Integrated Defense Systems
Precision Engagement and Mobility Systems
Chinook International New Builds	2				2
Apache (New Builds)	31		12		10	5
F/A-18E/F	42		42		10	10
T-45TS	13		10		2	2
F-15	12		6		9	4
C-17	16		16		4	4
C-40	1		2

Network and Space Systems
Delta II	2		2		1
Delta IV	3				1
Commercial and Civil Satellites	4		3		1
Military Satellites

			December 31		September 30	December 31
Contractual backlog (Dollars in billions)			2006		2006	2005
Commercial Airplanes			$174.3		$154.0	$124.1
Integrated Defense Systems:
Precision Engagement and Mobility Systems			25.0		20.0	21.8
Network and Space Systems			8.0		7.8	6.3
Support Systems			9.3		8.3	8.4

Total Integrated Defense Systems			42.3		36.1	36.5

Total contractual backlog			$216.6		$190.1	$160.6

Unobligated backlog			$33.7		$38.7	$44.6

Total backlog			$250.3		$228.8	$205.2

Workforce			154,000		156,300	153,000

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

Dollars in millions except per share data	Three months ended December 31

	2006		2005
GAAP Diluted earnings per share [1]	$1.29		$0.58

Business Shutdown/Asset Dispositions/Divestitures	0.02	a	0.16	b

Income tax adjustments	(0.13	)c	(0.01	)d

Interest associated with income tax benefits	(0.01	)e

Cumulative effect of Accounting Change, Net of Taxes			0.01	f

Net gain on Discontinued Operations, Net of Taxes	(0.01	)g

Adjusted earnings per share * “Core Earnings” per share	$1.16		$0.74

Weighted average diluted shares (millions)	782.5		791.6

a	Represents the net earnings per share impact related to shutdown of the Connexion business ($40 pre-tax charge) and the EDD divestiture which was completed in 2005 ($15 pre-tax benefit). The per share amount for the fourth quarter is presented net of income taxes at 37.3%
b	Represents the net earnings per share impact of settlement and curtailment of pension ($228 charge) and other post-retirement benefits ($28 benefit) associated with the Rocketdyne divestiture. This charge was disclosed when the transaction was completed in the third quarter at which time we recorded a pre-tax gain on the sale of $578. The per share amount for the fourth quarter is presented net of income taxes at 37.8%.
c	Represents tax benefits of $104 due to a settlement with the Internal Revenue Service for the years 1993-1997 ($46 tax benefit) and provision adjustments primarily related to tax filings for 2005 and prior years ($58 tax benefit).
d	Represents net tax benefits of $11 resulting from favorable international tax adjustments and a change in valuation allowances partly offset by the tax cost of repatriated foreign earnings.
e	Represents interest income of $8 related to income tax audit settlements. The per share amount is net of income taxes at 37.3%
f	Primarily represents the adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations of ($4).
g	Represents an after-tax adjustment to the 2004 sale of assets from BCC’s Commercial Financial Services to General Electric Capital Corporation.
[1]	2005 GAAP diluted earnings per share and adjusted earnings per share exclude the pro-forma impact of 8 missed commercial aircraft deliveries as a result of the International Association of Machinists (IAM) strike. The strike reduced EPS by $0.08 per share.

The Boeing Company and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjusted Earnings Per Share

(Unaudited)

In addition to disclosing results that are determined in accordance with U.S. generally accepted accounting principles (GAAP), the company also discloses non-GAAP results that exclude certain significant charges or credits that are important to an understanding of the company’s ongoing operations. The company provides reconciliations of its non-GAAP financial reporting to the most comparable GAAP reporting. The company believes that discussion of results excluding certain significant charges or credits provides additional insights into underlying business performance. Adjusted earnings per share is not a measure recognized under GAAP. The determination of significant charges or credits may not be comparable to similarly titled measures used by other companies and may vary from quarter to quarter.

Dollars in millions except per share data	Twelve months ended December 31
	2006		2005
GAAP Diluted earnings per share [1]	$2.85		$3.20

Global settlement with U.S. Department of Justice	0.75	a

Business Shutdown/Asset Dispositions/Divestitures	0.24	b	(0.04	)c

Income tax adjustments	(0.20	)d	(0.71	)e

Interest associated with income tax benefits	(0.01	)f	(0.05	)g

Cumulative effect of Accounting Change, Net of Taxes			(0.02	)h

Net (gain)/loss on Discontinued Operations, Net of Taxes	(0.01	)i	0.01	i

Adjusted earnings per share * “Core Earnings” per share	$3.62		$2.39

Weighted average diluted shares (millions)	787.6		802.9

a	Represents the net earnings per share impact for the global settlement of the Evolved Expendable Launch Vehicle (EELV) and Druyun matters with the U.S. Department of Justice ($571 pre-tax charge and reversal of a tax benefit of $16, which was recorded on previous accruals of $44) at 37.3%. No tax benefit recognized relating to global settlement.
b	Represents the net earnings per share impact related to shutdown of the Connexion business ($320 pre-tax charge) and the EDD divestiture which was completed in 2005 ($15 pre-tax benefit). The per share amount is presented net of income taxes at 37.3%
c	Represents the net earnings per share impact including pension and other post retirement benefits on the sale of Rocketdyne, Wichita, and EDD. The per share amount for the year is presented net of income taxes at 37.8%.
d	Represents tax benefits of $155 due to a settlement with the Internal Revenue Service for the years 1993-1997 ($46 tax benefit), tax benefit from a state income tax audit settlement ($25 tax benefit), and provision adjustments primarily related to tax filings for 2005 and prior years ($84 tax benefit).
e	Represents tax benefits of $570 due to a settlement with the Internal Revenue Service for the years 1998—2001, a change in valuation allowances and provision adjustments related to tax filings for 2004 and prior years partly offset by the tax cost of repatriating foreign earnings.
f	Represents interest income of $16 related to income tax audit settlements. The per share amount is net of income taxes at 37.3%
g	Represents interest income of $64 related to income tax audit settlements. The per share amount is net of income taxes at 37.8%
h	Primarily represents the adoption of SFAS No. 123 (revised 2004) Share-Based Payment in Q1 2005 and the adoption of FASB Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations in Q4 2005.
i	Represents an after-tax adjustment to the 2004 sale of assets from BCC’s Commercial Financial Services to General Electric Capital Corporation.
[1]	GAAP diluted earnings per share and adjusted earnings per share exclude the pro-forma impact of 29 missed commercial aircraft deliveries as a result of the International Association of Machinists (IAM) strike. The strike reduced EPS by $0.35 per share.